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                                                                                     Exhibit 99.1

Cautionary Statement

UAL Corporation ("UAL") and its representatives from time to time participate in speeches and calls with market analysts, conferences with investors and potential investors of UAL and United Air Lines, Inc. securities, and other meetings and conferences.  Some of the information presented in such speeches, calls, meetings and conferences may be forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results.

It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy.  Some factors that could significantly impact expected capacity, traffic, load factors, yields, revenues, unit revenues, expenses, costs, unit costs, capital spending, cash flows, pre-tax margins, earnings, earnings per share, price to earnings ratios, debt load, and the results and benefits of the pending merger between United and US Airways include, without limitation, the airline pricing environment; industry capacity decisions; competitors' route decisions; the inability to obtain regulatory approvals for the United and US Airways merger; the inability to successfully integrate the businesses of United and US Airways; costs related to the United and US Airways merger; the inability to achieve cost cutting synergies resulting from the United and US Airways merger; labor integration issues; the success of the Company's cost control efforts; the cost of crude oil and jet fuel; the success of fuel hedging strategies; the results of union contract negotiations and their impact on labor costs and operations; operational disruptions as a result of bad weather, air traffic control-related difficulties, and labor issues; the successful implementation of e-commerce strategies; the growth of internet and off-tariff distribution channels; the success of customer win-back strategies; the effective deployment of customer service tools and resources; the willingness of passengers to fly; the continued benefits of strategic airline alliances; continued improvement in the Pacific markets; actions of the U.S., foreign and local governments; foreign currency exchange rate fluctuations; the stability of the U.S. economy; inflation; the economic environment of the airline industry and the economic environment in general.

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